SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

(Amendment No. 2)

Harvest Home Financial Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

41753P107
(CUSIP Number)

12/31/1999
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



(Continued on following page(s))
Page 1 of 5 Pages

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CUSIP No. 41753P107	    13G					Page 2 of 5 Pages

(1)  Names of reporting persons    Firstar Corporation
     I.R.S. Identification Nos.    39-1940778
     Of above persons


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(2)  Check the appropriate box if a member of a group (a)
                                                      (b)

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(3) SEC use only.


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(4) Citizenship or place of organization.	Wisconsin


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Number of shares beneficially owned by each reporting person with:


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(5)  Sole voting power.                      45,000


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(6)  Shared voting power.                         0


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(7) Sole dispositive power.                      0


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(8) Shared dispositive power.                  300


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(9) Aggregate amount beneficially owned by each reporting person.
                                             45,000


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(10) Check if the Aggregate Amount in Row (9) Excludes certain shares


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(11) Percent of class represented by amount in Row (9).
                                            5.1%


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(12) Type of reporting person               HC

CUSIP No. 47153P107		         13G         				Page 3 of 5 Pages

(1)  Names of reporting persons    Firstar Bank, N.A.
     I.R.S. Identification Nos.    31-0841368
     Of above persons


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(2)  Check the appropriate box if a member of a group (a)
                                                      (b)

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(3)  SEC use only.


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(4)  Citizenship or place of organization.	National organization

     with its principal place of business at Cincinnati, Ohio


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Number of shares beneficially owned by each reporting person with:


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(5)  Sole voting power.                      45,000


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(6)  Shared voting power.                         0


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(7)  Sole dispositive power.                      0


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(8)  Shared dispositive power.                  300


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(9)  Aggregate amount beneficially owned by each reporting person.
                                             45,000


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(10)  Check if the Aggregate Amount in Row (9) Excludes certain shares


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(11)  Percent of class represented by amount in Row (9).
                                            5.1%


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(12)  Type of reporting person               BK

                                         									Page 4 of 5 Pages

Item 1(a) Name of issuer:
          Harvest Home Financial Corporation

Item 1(b) Address of issuer's principal executive offices:
          3621 Harrison Avenue
          Cincinnati, Ohio  45211

Item 2(a) Name of Person Filing:
          Firstar Corporation                   Firstar Bank, N.A.
Item 2(b) 777 East Wisconsin Avenue             425 Walnut Street
          Milwaukee, Wisconsin  53202           Cincinnati, Ohio 45202

Item 2(c) Citizenship:
          Firstar Corporation has its principal place of business in Milwaukee, Wisconsin. Firstar Bank, N.A. has its principal place of business in Cincinnati, Ohio.

Item 2(d) Title of class of securities:
          Common Stock

Item 2(e) CUSIP No.:
          41753P107

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under Section 15 of the Act
                 (15 USC 78o);
         (b) [X] Bank as defined in section 3(a)(6) of the Act (15 USC 78c);
         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 USC 78c);
         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 USC 80a-8);
         (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
         (g) [X] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 USC 1813);
         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 USC 80a-3);
         (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

(a) Amount beneficially owned:  45,000

(b) Percent of class:           5.14%

						                                               			Page 5 of 5 Pages

(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote
            45,000
(ii) Shared power to vote or to direct the vote
            0
(iii) Sole power to dispose or to direct the disposition of
            0
(iv) Shared power to dispose or to direct the disposition of
            300

Item 5.  Ownership of 5 Percent or Less of a Class	[ ]

Item 6. Ownership of More than 5 Percent on Behalf of Another Person. Other persons may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares beneficially owned by the filing person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         See Exhibit A

Item 8.  Identification and Classification of Members of the Group
         Not Applicable

Item 9.  Notice of Dissolution of Group.
         Not Applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1999

Firstar Corporation                   Firstar Bank, National Association

By /s/ Jennie P. Carlson              By /s/ Janet R. McDonald
---------------------------------     -----------------------------------
Signature                             Signature

Executive Vice President              Senior Vice President
---------------------------------     -----------------------------------
Name/Title                            Name/Title